UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 11, 2010

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 11, 2010, SYNNEX Investment Holdings Corporation (the “Subsidiary”), a BVI corporation and wholly-owned subsidiary of SYNNEX Corporation (“SYNNEX”), entered into a Stock Purchase Agreement with SB Pacific Corporation Limited, a Hong Kong corporation (“SB Pacific”) and Marubeni Corporation, a Japanese corporation (“Marubeni”), pursuant to which the Subsidiary and SB Pacific will acquire all of the capital stock of Marubeni Infotec Corporation, a Japanese corporation (“Marubeni Infotec”) and wholly-owned subsidiary of Marubeni. SYNNEX holds a 33.3% non-controlling interest in SB Pacific. The aggregate consideration for the transaction is JP¥700,000,000, or approximately US$8,500,000, subject to certain adjustments based on Marubeni Infotec’s balance sheet at closing, and the assumption of certain liabilities totaling JP¥10,342,000,000, or approximately US$125,800,000. Pursuant to the Stock Purchase Agreement, the Subsidiary will acquire 80% of Marubeni Infotec. Bob Huang, SYNNEX’ founder and former Chief Executive Officer and Chairman will initially serve as CEO of Marubeni Infotec.

The Stock Purchase Agreement includes certain covenants, representations and warranties which are customary in transactions of this type, including certain indemnification obligations of the parties with respect to breaches of covenants, representations and warranties, subject to certain baskets, maximum liability and time limitations. In connection with the Stock Purchase Agreement, Marubeni will enter into a Non-Competition Agreement with the Subsidiary and SB Pacific that will be effective for a period of two years from the Closing Date.

The foregoing description of the Stock Purchase Agreement is a summary and accordingly is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement when filed. SYNNEX intends to file the Stock Purchase Agreement as an exhibit to its Annual Report on Form 10-K for the year ended November 30, 2010.

On November 11, 2010, SYNNEX issued a press release announcing the Stock Purchase Agreement. A copy of SYNNEX’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 11, 2010

SYNNEX CORPORATION

By:	/S/ SIMON Y. LEUNG
Simon Y. Leung
Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release

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